Exhibit 99.1
Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	May 14, 2008 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER
AND FISCAL FIRST HALF RESULTS

CLEVELAND, OH, May 14  Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the second quarter and six months ended March 31, 2008.

For the quarter ended March 31, 2008, the Company recorded a net loss of $474,456 or 38 cents per share, compared with a net loss of $741,416 or 61 cents per share, in the same period a year ago. Sales in the second quarter were $1,699,468, up 10% from $1,540,952 a year ago.

In the first fiscal half, the Company reported net income of $634,433 or 51 cents per share, compared with a net loss of $1,132,160 or 93 cents per share, in the same period a year ago. Sales were $8,940,880 up 140%, compared to $3,732,582 in last year's first half.

Robert L. Bauman, President and CEO, said that the first half operating results were in line with the Company's annual forecast and as expected the second quarter was weak after a very strong first quarter. He also stated that the automotive markets, both OEM and aftermarket, continue to be soft for most manufacturers and Hickok in particular although the Company projects that aftermarket sales will improve by the Company’s fourth quarter. He went on to say that the diesel engine fuel injector tester product that the Company is developing for a major OEM customer was proceeding well in addition to several other promising products with planned introductions later this year. He cautioned that although the Company has been profitable during the first six months of the year positive results are still dependent on large orders and that predicting the timing on such orders was subject to significant uncertainty.

Backlog at March 31, 2008 was $957,000, a decrease of 72% from the backlog of $3,424,000 a year earlier. The decrease was due primarily to decreased orders in automotive diagnostic products of approximately $2,317,000, specifically,  $2,574,000 for diagnostic products to automotive OEM's offset in part by an increase in aftermarket products which include emissions products of approximately $257,000. In addition, indicator products decreased by approximately $150,000. The Company received a single order for approximately $2,500,000 during the prior year second quarter for a proprietary tool program to a large OEM with no similar order during the current year. The current level of backlog is more typical for the Company. The Company anticipates that most of the current backlog will be shipped in the last half of fiscal 2008.

The Company's financial position remains strong, with current assets of $7,717,113 that are 13.9 times current liabilities, and no long-term debt. Working capital at March 31, 2008 totaled $7,160,680 and shareholder's equity was $9,228,124 or $7.44 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2008, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		6 MONTHS
Period ended March 31	2008	2007	2008	2007
Net sales	$1,699,468	$1,540,952	$8,940,880	$3,732,582
Income (loss) before Income tax	(746,856)	(1,124,116)	1,007,033	(1,692,997)
Income (recovery of) taxes	(272,400)	(382,700)	372,600	(575,700)
Income (loss) before cumulative effect of change in accounting principle	(474,456)	(741,416)	634,433	(1,117,297)
Cumulative effect of change in accounting for stock based compensation, net of tax of $8,000	-	-	-	14,863
Net income (loss)	(474,456)	(741,416)	634,433	(1,132,160)
Basic income (loss) per share before cumulative effect of accounting change	(.38)	(.61)	.51	(.92)
Basic income (loss) per share	(.38)	(.61)	.51	(.93)
Diluted income (loss) per share before cumulative effect of accounting change	(.38)	(.61)	.49	(.92)
Diluted income (loss) per share	(.38)	(.61)	.49	(.93)

Weighted average shares outstanding	1,239,203	1,211,245	1,232,786	1,211,245